SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into effective as the 1st day of March, 1998, by and between ROSS STORES, INC. (the "Company") and IRENE A. JAMIESON (the "Executive"). The Executive and the Company previously entered into an Employment Agreement as of March 1, 1996, as amended (the "Agreement"), and it is now the intention of the Executive and the Company to further amend the Agreement as set forth below.
     1. The Executive and the Company hereby amend the Agreement by deleting paragraph 1 of the Agreement in its entirety and replacing it with the following new paragraph 1:
          A. Term. The employment of the Executive by the Company will continue as of the date hereof and end on March 1, 2002, unless extended or terminated in accordance with this Agreement. During September 2000, and during September every two years thereafter (2002, 2004, etc.) for so long as the Executive is employed by the Company, upon the written request of the Executive, the Company's Chief Executive Officer shall consider extending the Executive's employment with the Company. Such request must be delivered to the Chief Executive Officer no later than the August 31 that precedes the September in which the requested extension will be considered. The Chief Executive Officer shall advise the Executive, in writing, on or before the October 1st following the Executive's written request, whether the requested extension is approved. The failure of the Chief Executive Officer to provide such written advice shall constitute approval of the Executive's request for extension. If the Executive's request for an extension is approved, this Agreement shall be extended three additional years.
     2. The Executive and the Company hereby amend the Agreement by adding the following at the end of paragraph 4(a):
          In the event of the occurrence of a Change of Control (as defined in paragraph 6(f) hereof), then during the period commencing on the effective date of the Change of Control and expiring two years thereafter (the "Remaining Term"), the Executive shall receive as additional salary the aggregate amount of $750,000 per year (the "Additional Salary") which shall be payable in equal installments during the Remaining Term in accordance with the Company's normal payroll policies applicable for senior officers. The provisions of paragraph 1 ("Term") of the Agreement notwithstanding, the Executive's employment by the Company under this Agreement shall continue until the later of (a) the expiration of the Remaining Term or (b) the expiration of any extension pursuant to paragraph 1. If any portion of the Additional Salary is subject to the tax ("Excise Tax") imposed by Section 4999 of the Internal Revenue Code, the Company shall reimburse the Executive in such amounts so that, after deduction of any Excise Taxes paid by the Executive and any federal, state or local income tax and Excise Taxes paid upon such reimbursements, the net amounts retained by the Executive are equal to the Additional Salary. For all purposes of paragraph 8 hereof ("Compensation and Benefits Upon Termination"), the Additional Salary shall be included within the term "salary" as used in such paragraph 8. Notwithstanding the above, the Additional Salary shall not be included in base salary for purposes of determining any payments under the Company's Incentive Compensation Plan. The Executive's entitlement to this Additional Salary is expressly conditioned upon the Executive's compliance with the terms of this Agreement.
     3. The Executive and the Company hereby amend the Agreement by changing the date set forth in paragraph 9 from March 1, 1999, to March 1, 2002.

     4. Except as modified by this Amendment, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Second
Amendment to Employment Agreement effective as of the date and year first above written.


ROSS STORES, INC.                EXECUTIVE



By:  /s/Michael Balmuth          /s/Irene A. Jamieson
     Michael Balmuth             Irene A. Jamieson
     Vice Chairman and
     Chief Executive Officer